Exhibit 99

Puerto Rico Contact: Marilyn Santiago-Colón, Oriental Financial Group Inc. (787) 993-4648 U.S. Contact: Steven Anreder and Gary Fishman, Anreder & Company (212) 532-3232
ORIENTAL FINANCIAL GROUP REPORTS SECOND QUARTER INCOME AVAILABLE TO
COMMON SHAREHOLDERS OF $12.5 MILLION OR $0.38 PER SHARE
Reflects FDIC-Assisted Eurobank Acquisition on April 30, 2010 and Organic Growth
SAN JUAN, Puerto Rico, August 4, 2010 — Oriental Financial Group Inc. (NYSE: OFG) today announced income available to common shareholders for the second quarter ended June 30, 2010 of $12.5 million, or $0.38 per diluted share.
José Rafael Fernández, Vice Chairman of the Board, President and Chief Executive Officer, said second quarter 2010 results were affected by two significant events: Oriental’s April 30, 2010 FDIC-assisted acquisition of certain Eurobank assets, liabilities and operations, and Oriental’s April 28, 2010 issuance of Mandatorily Convertible Non-Cumulative Non-Voting Perpetual Preferred Stock, Series C, which raised a net $189 million in connection with the Eurobank acquisition and was converted to common stock on July 8, 2010.
“The key takeaway from the second quarter of 2010 is that the acquisition of Eurobank is proceeding well — financially, operationally and strategically,” said Mr. Fernández. “It is fitting as we had expected into our plans of generating more recurring income from our customer based businesses versus capital markets, and the integration process is going smoothly.”
Second Quarter 2010 Highlights
Mr. Fernández noted the following highlights from Oriental’s second quarter 2010 performance:
1.	Increased interest income from loans. It expanded 76.5% sequentially due to the addition of the former Eurobank loans. As a share of total interest income, income from loans represented 38.1% versus 25.0% in the sequential quarter.
2.	Expanded net interest margin. Reflecting the higher yield on loans and the reduction in the average cost of deposits and borrowings, net interest margin expanded to 2.29% from 1.88% in the sequential quarter.
3.	Higher banking revenues. This grew 69.8% on a sequential quarter basis, primarily reflecting increased fees from existing Oriental and the former Eurobank customers.
4.	Increase in deposit base. Retail deposits of $1.8 billion rose 24.2% from March 31, 2010, reflecting growth from both former Eurobank and Oriental’s existing customers.
5.	Increased capital. Book value of $14.49 per common share at June 30, 2010 increased 20.6% from March 31, 2010, reflecting significant improvement in the valuation of the investment securities portfolio and increased retained earnings.

6.	Increased assets. Total financial assets managed and owned of $11.3 billion at June 30, 2010 increased 18.8% from March 31, 2010, reflecting growth of trust assets managed, broker-dealer assets gathered and assets owned.
“The Eurobank acquisition is creating growth opportunities for Oriental,” said Mr. Fernández. “We will be able to significantly expand our branch network with the former Eurobank branches we decide to retain. Former Eurobank customers represent a solid base from which to continue to grow Oriental’s personalized wealth management services. The combination of Eurobank’s and Oriental’s commercial banking operations creates a strong platform from which to expand market share.”
Net Interest Income
Net interest income of $38.7 million increased 31.3% quarter over quarter.
•	Interest income of $81.5 million increased 15.9% sequentially, resulting in a yield of 4.84% for the second quarter of 2010 compared to 4.50% in the preceding quarter.
•	The sequential increase in both income and yield is primarily attributable to $13.5 million from former Eurobank loans, which more than offset lower interest rates on new government agency securities in which Oriental reinvested to replace securities sold or which matured over the last 12 months.
•	Interest expense of $42.9 million reflects a reduction in cost of funds to 2.58% compared to 2.88% in the sequential quarter, due primarily to lower cost of funds from both Oriental and Eurobank-acquired deposit accounts.
Banking and Wealth Management Revenues
Banking and wealth management revenues of $9.8 million increased 32.0% on a sequential quarter basis, reflecting:
•	The addition of approximately $1.2 million in banking service revenues, primarily due to a higher volume of fees from existing Oriental and the former Eurobank’s commercial and retail deposit accounts as well as commercial point of sale and cash management services.
•	Continued growth of Oriental’s wealth management revenues. Trust assets managed and broker dealer assets gathered totaling $3.2 billion at June 30, 2010, most of which generate recurring income, increased 7.3% from March 31, 2010. Sequential growth reflected the addition of approximately $140 million in trust assets from the former Eurobank operations and growth from Oriental’s existing operations.
•	A rebound in revenues from Oriental’s mortgage banking activities, reflecting higher production than in the previous quarter, better pricing of product sold into the secondary market, and increased origination fees and servicing income. Oriental sells most of its conforming mortgages, which typically account for approximately 90% of quarterly production, into the secondary market.
Other Gains and Losses
Other gains and losses of $2.5 million included the following major items:
•	$16.5 million bargain purchase gain from the FDIC-assisted transaction, as previously reported in Oriental’s July 16, 2010 8-K/A in connection with the Eurobank acquisition.
•	$11.8 million gain on the sale of securities, as Oriental took further advantage of the falling interest rate environment to lock in profits.

•	$1.4 million accretion of the FDIC loss share indemnification asset related to the former Eurobank loan portfolio. The estimated fair value of this asset was determined by discounting the projected cash flows related to the loss sharing agreements based on expected reimbursements, primarily for credit losses on covered assets. The time value of money incorporated into the present value computation is accreted over the shorter life of the loss sharing agreements or the holding period of the covered assets.
•	A favorable change of $909,000 in the estimated fair value of an equity appreciation instrument issued to, but not exercised, by the FDIC in connection with the Eurobank acquisition.
•	Losses on derivative activities of $26.6 million, which included realized losses of $24.7 million due to the termination of forward-settle swaps with a notional amount of $900 million. These terminations allowed Oriental to enter into new forward-settle swap contracts for the same notional amount, and effectively reduce the interest rate of the pay-fixed side of such deals from an average rate of 3.53% to an average rate of 2.45%. The losses on derivative activities also included $1.5 million of a valuation loss on the new swaps.
•	$1.8 million in other than temporary impairment charges on the BALTA private label CMO.
Non-Interest Expenses
Non-interest expenses of $27.9 million increased $7.5 million on a sequential quarter basis. Approximately $5.4 million of the sequential increase was due to the Eurobank acquisition, of which approximately $1 million is considered to be one-time acquisition-related costs. The current non-interest expense run rate for former Eurobank operations is about $3.5 million a month, including contracted third party services, representing savings of approximately 25% from when they were acquired. Oriental expects additional reductions in Eurobank related costs from branch and operational synergies and system conversions which are estimated to be completed prior to year end 2010.
Undistributed Earnings Allocated to Convertible Preferred Shares
During the second quarter of 2010, Oriental issued $200 million in Mandatorily Convertible Non-Cumulative Voting Perpetual Preferred Stock, Series C that was converted on July 8, 2010 into 13.32 million shares of common stock. The income available for common shareholders for the quarter has been reduced by $3.1 million, representing the allocation of the net income that corresponds to the convertible preferred shares. This did not affect total stockholders’ equity or book value per common share, but it did reduce income per common share for the quarter and six month period ended June 30, 2010.
Investments
Investments of $4.9 billion at June 30, 2010 were approximately $327.0 million higher than at March 31, 2010, reflecting the investment of excess cash. Approximately 96% of Oriental’s portfolio consists of fixed-rate mortgage-backed securities or notes, guaranteed or issued by FNMA, FHLMC or GNMA, and U.S. agency senior debt obligations, backed by a U.S. government sponsored entity or the full faith and credit of the U.S. government.
Loans
Total loans, net, of $1.9 billion at June 30, 2010 were 72.1% higher than at March 31, 2010. Sequentially, non-covered gross loans (primarily consisting of the Oriental existing loan portfolio) increased approximately $8.2 million, while covered loans (the FDIC-assisted Eurobank loan portfolio) added $809.9 million. Total loan production and purchases of $89.3 million increased 14.4% quarter over quarter. Of the sequential increase, more than half came from Oriental’s existing residential mortgage loan production and about 16% from the former Eurobank leasing operation, with the balance from Oriental’s existing commercial and consumer loan production.

Other Assets
Other assets of $693.2 million at June 30, 2010 compared to $155.2 million at March 31, 2010. The increase primarily reflects the second quarter addition of a $517.7 million FDIC loss share indemnification asset and approximately $20.6 million in foreclosed real estate, both arising out of the Eurobank acquisition. As reported in the 8-K/A filed July 16, 2010, as part of the Eurobank loan portfolio fair value estimation, Oriental established the FDIC loss share indemnification asset at April 30, 2010, representing the present value of the estimated losses on covered loans and certain other covered assets to be reimbursed by the FDIC under the loss sharing agreements.
Deposits and Borrowings
Deposits of $2.5 billion at June 30, 2010 increased 39.7% from March 31, 2010. The $360.2 million sequential increase in core deposits consisted of approximately $100 million from Oriental operations and approximately $260 million from the former Eurobank operations, including a modest increase since April 30th. The $363.2 million sequential quarter increase in institutional deposits represents mainly deposits assumed as part of the Eurobank acquisition, net of maturities. The sequential quarter increase in borrowings primarily reflects Oriental’s note payable to the FDIC of $711.1 million in connection with the Eurobank acquisition.
Capital
Total stockholders’ equity of $746.0 million increased 60.7% or $281.9 million from March 31, 2010. The increase primarily reflects $189 million in net proceeds from the Preferred Stock, Series C; a $78.4 million improvement in accumulated other comprehensive income due to the favorable environment for fixed income securities during the quarter; and increased retained earnings. There were 33.0 million shares outstanding at June 30, 2010 compared to 24.2 million a year ago. The increase was primarily attributable to Oriental’s first quarter of 2010 equity offering, which raised a net $95 million.
Oriental maintains regulatory capital ratios well above the requirements for a well-capitalized institution. At June 30, 2010, the Leverage Capital Ratio was 9.37%, Tier-1 Risk-Based Capital Ratio was 24.17%, and Total Risk-Based Capital Ratio was 25.09%. In addition, Tangible Common Equity to Total Assets was 5.88% and total equity to risk-weighted assets, which takes into consideration that nearly all of Oriental’s securities portfolio is backed by a U.S. government sponsored entity or the full faith and credit of the U.S. government, was 24.55%.
Credit Quality (excludes covered assets)
Provision for loan and lease losses of $4.1 million increased $450,000 from the year ago quarter and $86,000 quarter over quarter. Net credit losses of $2.1 million were virtually level with a year ago and up $765,000 sequentially; for the first six months of 2010, net credit losses of $3.4 million are down 23.5% from the comparable year ago period. The allowance for loan and lease losses, stood at $28.0 million, 67.5% higher than the year ago quarter and 7.8% above the sequential quarter. It now represents 2.40% of loans versus 1.39% in the year ago quarter and 2.24% in the sequential quarter.
Non-performing loans of $110.0 million at June 30, 2010, while up $20.2 million year over year, increased just $738,000 from March 31, 2010. Oriental’s non-performing loans generally reflect the economic environment in Puerto Rico. Oriental does not expect non-performing loans to result in significantly higher losses as most are well-collateralized with adequate loan-to-value ratios. Oriental believes that credit quality might be starting to stabilize although it would require at least two more quarters to confirm this trend.

Non-GAAP Financial Measures
From time to time, Oriental uses certain non-GAAP measures of financial performance to supplement the financial statements presented in accordance with GAAP. Oriental presents non-GAAP measures when its management believes that the additional information is useful and meaningful to investors. Non-GAAP measures do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies. The presentation of non-GAAP measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP.
Oriental’s management has reported and discussed the results of operations herein both on a GAAP basis and on a pre-tax operating income basis (as defined as net interest income after provision for loan and lease losses and banking and wealth management revenues, less non-interest expenses, and as calculated on the accompanying table). Oriental’s management believes that, given the nature of the items excluded from the definition of pre-tax operating income, it is useful to state what the results of operations would have been without them so that investors can see the financial trends from Oriental’s continuing business.
Tangible common equity consists of common equity less goodwill. Management believes that the ratios of tangible common equity to total assets and to risk-weighted assets assist investors in analyzing Oriental’s capital position.
Conference Call
A conference call to discuss Oriental’s results, outlook and related matters will be held on Wednesday, August 4, 2010 at 10:00 AM Eastern & Puerto Rico Time. The call will be accessible live via a webcast on Oriental’s Investor Relations website at www.orientalfg.com. A webcast replay will be available shortly thereafter. Access the webcast link in advance to download any necessary software.
About Oriental Financial Group
Oriental Financial Group Inc. is a diversified financial holding company operating under U.S. and Puerto Rico banking laws and regulations. Now in its 46th year in business, Oriental provides a full range of mortgage, commercial and consumer banking services, as well as financial planning, trust, insurance, investment brokerage and investment banking services, primarily in Puerto Rico. Investor information about Oriental can be found at www.orientalfg.com.
Forward-Looking Statements
This news release may contain forward-looking statements that reflect management’s beliefs and expectations and are subject to risks and uncertainties inherent to Oriental’s business, including, without limitation, the effect of economic and market conditions, the level and volatility of interest rates, and other risks and considerations detailed in Oriental’s filings with the Securities and Exchange Commission. These or other factors could cause actual results to differ materially from forward-looking statements. Oriental also disclaims any obligations to update information contained in this news release because of developments occurring after the date of issuance.
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ORIENTAL FINANCIAL GROUP
Financial Summary
(NYSE: OFG)

	QUARTER ENDED				SIX-MONTH PERIOD ENDED
Summary of Operations (Dollars in thousands, except per share data):	30-Jun-10	30-Jun-09%		31-Mar-10	30-Jun-10	30-Jun-09%

Interest Income:
Loans	$31,065	$18,707	66.1%	$17,598	$48,663	$37,027	31.4%
Mortgage-backed securities	41,519	51,721	-19.7%	43,594	85,113	102,429	-16.9%
Investment securities	8,782	11,433	-23.2%	9,063	17,845	26,155	-31.8%
Short term investments	143	190	-24.7%	42	185	371	-50.1%

Total interest income	81,509	82,051	-0.7%	70,297	151,806	165,982	-8.5%

Interest Expense:
Deposits	11,927	14,149	-15.7%	11,243	23,170	27,972	-17.2%
Securities sold under agreements to repurchase	25,487	27,929	-8.7%	25,285	50,772	63,728	-20.3%
Advances from FHLB and other borrowings	3,053	3,075	-0.7%	3,012	6,065	6,171	-1.7%
FDIC-guaranteed term notes	1,021	1,021	0.0%	1,021	2,042	1,133	80.2%
Purchase money note issued to the FDIC	1,064	—	100.0%	—	1,064	—	100.0%
Subordinated capital notes	305	389	-21.6%	298	603	825	-26.9%

Total interest expense	42,857	46,563	-8.0%	40,859	83,716	99,829	-16.1%

Net interest income	38,652	35,488	8.9%	29,438	68,090	66,153	2.9%
Provision for loan and lease losses	4,100	3,650	12.3%	4,014	8,114	6,850	18.5%

Net interest income after provision for loan and lease losses	34,552	31,838	8.5%	25,424	59,976	59,303	1.1%

Non-Interest Income (loss):
Wealth management revenues	4,625	3,285	40.8%	3,978	8,603	6,399	34.4%
Banking service revenues	2,797	1,602	74.6%	1,647	4,444	2,995	48.4%
Investment banking revenues	34	8	325.0%	—	34	(4)	950.0%
Mortgage banking activities	2,339	2,806	-16.6%	1,797	4,136	4,959	-16.6%

Total banking and wealth management revenues	9,795	7,701	27.2%	7,422	17,217	14,349	20.0%
Net gain (loss) on:
Sales of securities	11,833	10,520	12.5%	12,020	23,853	20,860	14.3%
Other than temporary impairments on securities	(1,796)	(4,416)	59.3%	(632)	(2,428)	(4,416)	45.0%
Derivatives	(26,615)	19,408	-237.1%	(10,636)	(37,251)	19,842	-287.7%
Trading securities	1	12,959	-100.0%	(3)	(2)	12,932	-100.0%
Bargain purchase from FDIC assisted acquisition	16,463	—	100.0%	—	16,463	—	100.0%
Fair value adjustment on FDIC equity appreciation instrument	909	—	100.0%	—	909	—	100.0%
Accretion of FDIC loss-share indemnification asset	1,444	—	100.0%	—	1,444	—	100.0%
Foreclosed real estate	(26)	(136)	80.9%	(117)	(143)	(298)	52.0%
Other	295	15	1866.7%	23	318	28	1035.7%

Total non-interest income, net	12,303	46,051	-73.3%	8,077	20,380	63,297	-67.8%

Non-Interest Expenses:
Compensation and employee benefits	10,427	8,020	30.0%	8,250	18,677	15,744	18.6%
Occupancy and equipment	4,601	3,758	22.4%	3,594	8,195	7,247	13.1%
Professional and service fees	3,920	2,394	63.7%	2,153	6,073	5,002	21.4%
Insurance	1,733	3,472	-50.1%	1,833	3,566	4,287	-16.8%
Advertising and business promotion	1,361	1,028	32.4%	699	2,060	2,232	-7.7%
Taxes, other than payroll and income taxes	1,291	649	98.9%	857	2,148	1,295	65.9%
Electronic banking charges	1,113	596	86.7%	678	1,791	1,136	57.7%
Loan servicing expenses	452	388	16.5%	427	879	771	14.0%
Communication	740	402	84.1%	342	1,082	781	38.5%
Directors and investor relations	388	332	16.9%	315	703	681	3.2%
Clearing and wrap fees expenses	342	237	44.3%	297	639	567	12.7%
Printing, postage, stationery and supplies	292	215	35.8%	203	495	471	5.1%
Foreclosure and repossession expenses	270	200	35.0%	302	572	446	28.3%
Training and travel	243	163	49.1%	228	471	250	88.4%
Other	699	360	94.2%	215	914	577	58.4%

Total non-interest expenses	27,872	22,214	25.5%	20,393	48,265	41,487	16.3%

Income before income taxes	18,983	55,675	-65.9%	13,108	32,091	81,113	-60.4%
Income tax expense	1,634	4,761	-65.7%	1,172	2,806	5,451	-48.5%

Net income	17,349	50,914	-65.9%	11,936	29,285	75,662	-61.3%
Less: Dividends on preferred stock	(1,733)	(1,201)	-44.3%	(1,201)	(2,934)	(2,401)	-22.2%
Less: Allocation of undistributed earnings for participating preferred shares	(3,104)	—	-100.0%	—	(3,104)	—	-100.0%

Income available to common shareholders	$12,512	$49,713	-74.8%	$10,735	$23,247	$73,261	-68.3%

ORIENTAL FINANCIAL GROUP
Financial Summary
(NYSE: OFG)

	QUARTER ENDED				SIX-MONTH PERIOD ENDED
(Dollars in thousands, except per share data):	30-Jun-10	30-Jun-09%		31-Mar-10	30-Jun-10	30-Jun-09%

PRE-TAX OPERATING INCOME
Net interest income after provision for loan and lease losses	$34,552	$31,838	8.5%	$25,424	$59,976	$59,303	1.1%
Core non-interest income:
Wealth management revenues	4,625	3,285	40.8%	3,978	8,603	6,399	34.4%
Banking service revenues	2,797	1,602	74.6%	1,647	4,444	2,995	48.4%
Investment banking revenues	34	8	100.0%	—	34	(4)	950.0%
Mortgage banking activities	2,339	2,806	-16.6%	1,797	4,136	4,959	-16.6%

Total core non-interest income	9,795	7,701	27.2%	7,422	17,217	14,349	20.0%
Less non interest expenses	(27,872)	(22,214)	-25.5%	(20,393)	(48,265)	(41,487)	-16.3%

Total Pre-tax operating income	$16,475	$17,325	-4.9%	$12,453	$28,928	$32,165	-10.1%

INCOME PER COMMON SHARE
Basic	$0.38	$2.05	-81.5%	$0.42	$0.79	$3.02	-73.8%

Diluted	$0.38	$2.04	-81.5%	$0.41	$0.79	$3.02	-73.8%

COMMON STOCK DATA

Average common shares outstanding and equivalents	33,053	24,318	35.9%	25,932	29,471	24,280	21.4%

Cash dividends per share of common stock	$0.04	$0.04	0.0%	$0.04	$0.08	$0.08	0.0%

Cash dividends declared on common shares	$1,322	$972	36.0%	$1,322	$2,644	$1,944	36.0%

Pay-out ratio	10.53%	1.96%	437.1%	9.76%	10.13%	2.65%	282.3%

SELECTED FINANCIAL DATA

PERFORMANCE RATIOS:
Return on average assets	0.88%	3.05%	-71.1%	0.73%	0.41%	2.30%	-82.2%

Return on average common equity	9.87%	80.89%	-87.8%	13.39%	5.67%	66.98%	-91.5%

Efficiency ratio	57.53%	51.43%	11.9%	55.33%	56.58%	51.54%	9.8%

TAX EQUIVALENT SPREAD
Interest-earning assets	4.84%	5.30%	-8.7%	4.50%	4.40%	5.36%	-17.9%
Tax equivalent adjustment	1.58%	1.75%	-9.7%	1.49%	1.44%	1.77%	-18.6%

Interest-earning assets — tax equivalent	6.42%	7.05%	-8.9%	5.99%	5.84%	7.13%	-18.1%
Interest-bearing liabilities	2.58%	3.13%	-17.6%	2.88%	2.72%	3.38%	-19.5%

Tax equivalent interest rate spread	3.84%	3.92%	-2.0%	3.11%	3.12%	3.75%	-16.8%

Tax equivalent interest rate margin	3.87%	4.04%	-4.2%	3.37%	3.41%	3.90%	-12.6%

NORMAL SPREAD
Investments	4.24%	5.07%	-16.4%	4.13%	4.18%	5.17%	-19.1%
Loans	6.28%	6.27%	0.2%	6.17%	4.93%	6.18%	-20.2%

Interest-earning assets	4.84%	5.30%	-8.7%	4.50%	4.40%	5.36%	-17.9%

Deposits	2.18%	3.25%	-32.9%	2.71%	2.41%	3.26%	-26.1%
Borrowings	2.78%	3.08%	-9.7%	2.95%	2.86%	3.43%	-16.6%

Interest-bearing liabilities	2.58%	3.13%	-17.6%	2.88%	2.72%	3.38%	-19.5%

Interest rate spread	2.26%	2.17%	4.1%	1.62%	1.68%	1.98%	-15.2%

Interest rate margin	2.29%	2.29%	0.0%	1.88%	1.97%	2.13%	-7.5%

AVERAGE BALANCES
Investments	$4,755,872	$4,998,921	-4.9%	$5,106,338	$4,930,137	$4,989,635	-1.2%
Loans	1,979,216	1,193,396	65.8%	1,140,111	1,973,205	1,198,537	64.6%

Interest-earning assets	$6,735,088	$6,192,317	8.8%	$6,246,449	$6,903,342	$6,188,172	11.6%

Deposits	$2,185,316	$1,743,799	25.3%	$1,658,924	$1,923,574	$1,716,700	12.1%
Borrowings	4,448,576	4,215,544	5.5%	4,018,051	4,234,505	4,187,626	1.1%

Interest-bearing liabilities	$6,633,892	$5,959,343	11.3%	$5,676,975	$6,158,079	$5,904,326	4.3%

ORIENTAL FINANCIAL GROUP
Financial Summary
(NYSE: OFG)

	AS OF
(Dollars in thousands)	30-Jun-10	30-Jun-09%		31-Mar-10	31-Dec-09

BALANCE SHEET

Cash and due from banks	$472,635	$307,062	53.9%	$468,081	$277,123

Investments:
Trading securities	56	904	-93.8%	293	523
Investment securities available-for-sale, at fair value, with amortized cost of $4,913,909 (June 30, 2009 - $5,064,700, March 31, 2010 - $4,673,956, December 31, 2009 - $5,044,017):
FNMA and FHLMC certificates	3,647,734	2,768,465	31.8%	3,277,247	2,764,173
Obligations of US Government sponsored agencies	603,735	921,247	-34.5%	595,501	1,007,091
Non-agency collateralized mortgage obligations	71,805	476,192	-84.9%	71,197	446,037
CMO’s issued by US Government sponsored agencies	204,920	319,091	-35.8%	248,713	286,509
GNMA certificates	303,637	258,721	17.4%	317,559	346,103
Structured credit investments	41,606	143,823	-71.1%	40,090	38,383
Puerto Rico Government and agency obligations	68,091	62,981	8.1%	66,512	65,364

Total investment securities available-for-sale	4,941,528	4,950,520	-0.2%	4,616,819	4,953,659

Federal Home Loan Bank (FHLB) stock, at cost	22,496	19,937	12.8%	19,937	19,937
Other investments	150	150	0.0%	150	150

Total investments	4,964,230	4,971,511	-0.1%	4,637,199	4,974,269

Securities sold but not yet delivered	1,490	360,764	-99.6%	116,747	—

Loans:
Loans non-covered by FDIC shared-loss agreements:
Mortgage	900,358	946,439	-4.9%	906,282	918,935
Commercial	210,978	199,136	5.9%	203,739	197,777
Leasing	1,451	—	100.0%	—	—
Consumer	28,390	20,982	35.3%	22,954	22,864

Total loans receivable non-covered by FDIC shared-loss agreements, gross	1,141,177	1,166,557	-2.2%	1,132,975	1,139,576
Less: Deferred loan fees, net	(3,590)	(3,651)	1.7%	(3,504)	(3,496)

Total loans receivable non-covered by FDIC shared-loss agreements	1,137,587	1,162,906	-2.2%	1,129,471	1,136,080
Allowance for loan and lease losses	(28,002)	(16,718)	-67.5%	(25,977)	(23,272)

Total loans receivable non-covered by FDIC shared-loss agreements, net	1,109,585	1,146,188	-3.2%	1,103,494	1,112,808
Mortgage loans held for sale	27,519	40,886	-32.7%	27,785	27,261

Total loans non-covered by FDIC shared-loss agreements, net	1,137,104	1,187,074	-4.2%	1,131,279	1,140,069

Loans covered by FDIC shared-loss agreements:
Loans secured by residential properties	194,891	—	100.0%	—	—
Commercial and construction	473,288	—	100.0%	—	—
Leasing	120,003	—	100.0%	—	—
Consumer	21,713	—	100.0%	—	—

Total loans covered by FDIC shared-loss agreements	809,895	—	100.0%	—	—

Total loans, net	1,946,999	1,187,074	64.0%	1,131,279	1,140,069

FDIC loss-share indemnification asset	517,695	—	100.0%	—	—
Foreclosed real estate (covered by FDIC shared-loss agreements)	19,495	—	100.0%	—	—
Foreclosed real estate (non-covered by FDIC shared-loss agreements)	12,277	9,174	33.8%	9,918	9,347
Other repossessed assets (covered by FDIC shared-loss agreements)	3,091	—	100.0%	—	—
Core deposit intangible	1,399	—	100.0%	—	—
FDIC expense reimbursement receivable	985	—	100.0%	—	—
Accrued interest receivable	34,672	37,785	-8.2%	37,100	33,656
Deferred tax asset, net	19,517	25,756	-24.2%	32,186	31,685
Prepaid FDIC Insurance	19,565	—	100.0%	20,996	22,568
Premises and equipment, net	18,113	20,706	-12.5%	18,571	19,775
Other prepaid expenses	7,312	7,605	-3.9%	3,496	4,269
Derivative asset	—	—	0.0%	49	8,511
Servicing asset	9,285	5,242	77.1%	7,569	7,120
Mortgage tax credits	1,954	3,819	-48.8%	3,819	3,819
Debt issuance costs	2,915	4,146	-29.7%	3,223	3,531
Goodwill	2,006	2,006	0.0%	2,006	2,006
Investment in statutory trust	1,086	1,086	0.0%	1,086	1,086
Investment in equity indexed options	4,433	2,412	83.8%	7,875	6,464
Accounts receivable and other assets	17,390	4,156	318.4%	7,319	5,535

Total assets	$8,078,544	$6,950,304	16.2%	$6,508,519	$6,550,833

ORIENTAL FINANCIAL GROUP
Financial Summary
(NYSE: OFG)

	AS OF
(Dollars in thousands)	30-Jun-10	30-Jun-09%		31-Mar-10	31-Dec-09

Deposits:
Non-interest bearing demand deposits	$168,647	$61,878	172.5%	$90,925	$73,548
Interest-bearing demand, savings and money market deposits	921,437	683,124	34.9%	747,505	706,750
Individual retirement accounts	337,141	298,925	12.8%	317,620	312,843
Retail certificates of deposit	419,655	259,326	61.8%	330,641	312,410

Total Retail Deposits	1,846,880	1,303,253	41.7%	1,486,691	1,405,551
Institutional deposits	547,993	139,684	292.3%	184,763	136,683
Brokered Deposits	143,398	409,509	-65.0%	144,879	203,267

Total deposits	2,538,271	1,852,446	37.0%	1,816,333	1,745,501

Borrowings:
Federal funds purchased and other short term borrowings	45,200	27,748	62.9%	37,953	49,179
Securities sold under agreements to repurchase	3,557,087	3,757,510	-5.3%	3,557,149	3,557,308
Advances from FHLB	281,735	281,718	0.0%	281,687	281,753
FDIC-guaranteed term notes	105,834	105,834	100.0%	105,112	105,834
Purchase money note issued to the FDIC	711,076	—	100.0%	—	—
Subordinated capital notes	36,083	36,083	100.0%	36,083	36,083

Total borrowings	4,737,015	4,208,893	12.5%	4,017,984	4,030,157

Total interest-bearing liabilities	7,275,286	6,061,339	20.0%	5,834,317	5,775,658

FDIC payable on non-acquired investment portfolio	17,528	—	100.0%	—	—
Derivative liability	3,374	—	100.0%	—	—
Securities purchased but not yet received	533	497,360	-99.9%	171,813	413,359
Accrued expenses and other liabilities	35,781	31,971	11.9%	38,216	31,650

Total liabilities	7,332,502	6,590,670	11.3%	6,044,346	6,220,667

Preferred stock	245,289	68,000	260.7%	68,000	68,000
Additional paid-in capital from beneficial conversion feature	22,711	—	100.0%	—	—
Common stock	34,481	25,739	34.0%	34,479	25,739
Additional paid-in capital	288,749	212,962	35.6%	299,542	213,445
Legal surplus	48,325	48,771	-0.9%	46,480	45,279
Retained earnings	98,245	131,154	-25.1%	85,796	77,584
Treasury stock, at cost	(17,120)	(17,152)	0.2%	(17,127)	(17,142)
Accumulated other comprehensive income (loss)	25,362	(109,840)	123.1%	(52,996)	(82,739)

Total Stockholders’ equity	746,042	359,634	107.4%	464,174	330,166

Total liabilities and stockholders’ equity	$8,078,544	$6,950,304	16.2%	$6,508,520	$6,550,833

SELECTED FINANCIAL DATA AT PERIOD-END
Common shares outstanding at end of period	32,988	24,231	36.1%	32,983	24,235

Book value per common share	$14.49	$12.04	20.4%	$12.01	$10.82

Trust Assets Managed	$1,859,941	$1,677,344	10.90%	$1,688,831	$1,818,498
Broker-Dealer Assets Gathered	1,347,224	1,169,775	15.2%	1,301,080	1,269,285

Total Assets Managed	3,207,165	2,847,119	12.6%	2,989,911	3,087,783
Assets owned	8,078,544	6,950,304	16.2%	6,508,519	6,550,833

Total financial assets managed and owned	$11,285,709	$9,797,423	15.2%	$9,498,430	$9,638,616

ORIENTAL FINANCIAL GROUP
Financial Summary
(NYSE: OFG)

	AS OF
	30-Jun-10	30-Jun-09%		31-Mar-10	31-Dec-09
CAPITAL RATIOS
Leverage capital ratio	9.37%	7.31%	28.2%	7.82%	6.52%
Leverage capital ratio required	4.00%	4.00%		4.00%	4.00%
Actual tier 1 capital	$734,427	$477,913	53.7%	$518,423	$414,702
Tier 1 capital required	$313,601	$261,547	19.9%	$265,217	$254,323
Excess over regulatory requirement	$420,826	$216,366	94.5%	$253,206	$160,379

Tier 1 risk-based capital ratio	24.17%	14.62%	65.3%	23.55%	18.79%
Tier 1 risk-based capital ratio required	4.00%	4.00%		4.00%	4.00%
Actual tier 1 risk-based capital	$734,427	$477,913	53.7%	$518,423	$414,702
Tier 1 risk-based capital required	$121,566	$130,793	-7.1%	$88,069	$88,295
Excess over regulatory requirement	$612,861	$347,139	76.5%	$430,354	$326,407
Risk-weighted assets	$3,039,153	$3,269,349	-7.0%	$2,201,715	$2,207,383

Total risk-based capital ratio	25.09%	15.13%	65.8%	24.73%	19.84%
Total risk-based capital ratio required	8.00%	8.00%		8.00%	8.00%
Actual total risk-based capital	$762,429	$494,631	54.1%	$544,400	$437,975
Total risk-based capital required	$243,132	$261,586	-7.1%	$176,137	$176,591
Excess over regulatory requirement	$519,297	$233,083	122.8%	$368,263	$261,384

Tangible common equity to total assets	5.88%	4.19%	40.3%	6.06%	3.97%
Tangible common equity to total risk-weighted assets	15.62%	8.90%	75.5%	17.90%	11.79%
Total equity to total assets	9.23%	5.20%	77.5%	7.13%	5.04%
Total equity to risk-weighted assets	24.55%	11.05%	122.2%	21.08%	14.96%

ORIENTAL FINANCIAL GROUP
Financial Summary
(NYSE: OFG)

	QUARTER ENDED				SIX-MONTH PERIOD ENDED
(Dollars in thousands)	30-Jun-10	30-Jun-09%		31-Mar-10	30-Jun-10	30-Jun-09%
Loan Production and Purchases Summary:
Mortgage loans production	$58,424	$60,276	-3.10%	$52,310	$110,734	$126,007	-12.10%
Mortgage loans purchased	5,368	3,651	47.00%	3,499	8,867	5,827	52.20%

Total mortgage	63,792	63,927	-0.20%	55,809	119,601	131,834	-9.30%

Commercial	20,238	7,519	169.20%	20,070	40,308	25,586	57.50%
Leasing	1,794	—	100.00%	—	1,794	—	100.00%
Consumer	3,509	2,075	69.10%	2,232	5,741	3,380	69.90%

Total loan production and purchases	$89,333	$73,521	21.50%	$78,111	$167,444	$160,800	4.10%

CREDIT DATA
Net credit losses (recoveries):
Mortgage	$1,267	$767	65.20%	$1,096	$2,363	$2,162	9.30%
Commercial	379	1,099	-65.50%	99	478	1,697	-71.80%
Consumer	429	213	101.40%	115	544	566	-3.90%

Total net credit losses	$2,075	$2,078	-0.10%	$1,310	$3,385	$4,424	-23.50%

Net credit losses to average loans outstanding	0.42%	0.70%	-40.10%	0.46%	0.34%	0.74%	-53.60%

	AS OF
	30-Jun-10	30-Jun-09%		31-Mar-10	31-Dec-09

Allowance for loan and lease losses	$28,002	$16,718	67.5%	$25,977	$23,272

Allowance coverage ratios:
Allowance for loan and lease losses to total loans (excluding loans covered by FDIC shared-loss agreements)	2.40%	1.39%	73.1%	2.25%	2.00%

Allowance for loan and lease losses to non-performing loans	25.45%	18.60%	36.8%	23.80%	22.30%

Allowance for loan and lease losses to non-residential non-performing loans	185.63%	216.69%	-14.3%	161.10%	144.25%

Non-performing assets summary (excluding assets covered by FDIC shared-loss agreements):
Mortgage	$94,943	$82,162	15.6%	$92,532	$88,238
Commercial	14,220	6,868	107.0%	16,156	15,688
Consumer	865	847	2.1%	602	445

Non-performing loans	110,028	89,877	22.4%	109,290	104,371
Foreclosed properties	12,277	9,174	33.8%	9,918	9,347

Non-performing assets	$122,305	$99,051	23.5%	$119,208	$113,718

Non-performing loans to total loans (excluding loans covered by FDIC shared-loss agreements)	9.44%	7.47%	26.4%	9.44%	8.97%

Non-performing loans to total assets (excluding assets covered by FDIC shared-loss agreements)	1.52%	1.29%	17.8%	1.68%	1.59%

Non-performing assets to total assets (excluding assets covered by FDIC shared-loss agreements)	1.69%	1.43%	18.2%	1.83%	1.74%

Non-performing assets to total capital	16.39%	24.99%	-34.4%	23.42%	31.61%